Exhibit 99.1

3595 John Hopkins Court, San Diego, CA 92121 Telephone: 858 202 9000 Fax: 858 202 9001

Company Contact Paul W. Hawran Chief Financial Officer (858) 202-9000	Investor Relations Contacts Lippert/Heilshorn & Associates Jody Cain (jcain@lhai.com) Bruce Voss (bvoss@lhai.com) (310) 691-7100

SEQUENOM UPDATES 2008 FINANCIAL GUIDANCE

SAN DIEGO (April 3, 2008) – Sequenom, Inc. (NASDAQ: SQNM), a leading provider of genetic analysis solutions, today updated its 2008 financial guidance.

Revenues for the first quarter of 2008 will exceed revenues for the first quarter of 2007; however, while sales of MassARRAY® systems in Europe and the rest of the world were in line with expectations, sales in the United States were soft. As such, the Company has revised its 2008 revenue guidance range to $50 to $53 million, from the previous guidance range of $53 to $56 million. The Company believes that delays in domestic sales of capital equipment reflect slowness in funding for a number of research and academic institutions due to economic uncertainty, and are not a result of lost sales or opportunities to competition. Guidance relating to 2008 net loss and cash burn remains unchanged from previous guidance.

“While we are pleased with our sales performance in Europe and the rest of world for the first quarter, we continue to monitor U.S. systems sales closely, especially our research institution customers that rely significantly on external funding for their projects. Although we remain cautiously optimistic that the softness in the U.S. market is temporary and that it will not spread to other markets, we consider it prudent to update our 2008 revenue guidance,” said Harry Stylli, President and Chief Executive Officer of Sequenom.

“Importantly, we are continuing to move aggressively in developing and ultimately commercializing our molecular diagnostics programs, specifically our non-invasive prenatal diagnostics, and we are making no changes to planned spending during the year on these programs. We expect to offer through partner laboratories the FetalXY assay for x-linked genetic disorders and the Rhesus D assay using the MassARRAY platform in the second and third quarters of this year, and remain on schedule to have a completed test for Trisomy 21 ready for validation at year end with commercialization in the first half of 2009. We are also preparing for the International Society of Prenatal Diagnostics conference, to be held this June in Vancouver, where we expect to provide several abstracts and posters detailing the initial clinical and analytical performance data and the overall clinical utility of our non-invasive diagnostic tests,” added Dr. Stylli. Sequenom’s 2008 updated financial guidance is as follows:

•	Revenues are expected to be $50 to $53 million, an approximate 5% reduction from the previous guidance range of $53 to $56 million, and representing about 30% growth over 2007 revenues.

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Gross margin is expected to improve in 2008 compared with 2007, resulting from increased efficiencies and cost reductions in the Contract Research Services and other business groups, which is consistent with previous guidance.

•	Research and development expenses are expected to be $24 to $26 million, compared with previous guidance of $26 to $28 million.

•	Selling, general, and administrative expenses are expected to be $32 to $34 million, compared with previous guidance of $34 to $36 million.

•	Net loss is expected to be $30 to $33 million, unchanged from previous guidance.

•	Cash burn is expected to be $26 to $28 million, unchanged from previous guidance.

The Company expects to report its first quarter financial results on April 30, 2008.

About Sequenom

Sequenom is committed to providing the best genetic analysis products that translate genomic science into superior solutions for biomedical research, livestock and agricultural applications, molecular medicine, and noninvasive prenatal testing. Sequenom’s proprietary MassARRAY system is a high-performance nucleic acid analysis platform that efficiently and precisely measures the amount of genetic target material and variations therein. The system is able to deliver reliable and specific data from complex biological samples and from genetic target material that is only available in trace amounts. Sequenom has exclusively licensed intellectual property rights for the development and commercialization of noninvasive prenatal genetic tests for use with the MassARRAY system and other platforms.

Sequenom® and MassARRAY® are trademarks of SEQUENOM, Inc.

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding the Company’s expected revenues for the first quarter 2008, annual revenue guidance for 2008 and all other guidance for 2008, the Company’s development and ultimate commercialization of its molecular diagnostics programs including its noninvasive prenatal diagnostics, the Company’s expected FetalXY and Rhesus D assay offerings and timelines for such offerings, the Company’s plans and activities related to developing and commercializing a noninvasive genetic test for Trisomy 21, the Company’s plans and expectations regarding the International Society of Prenatal Diagnostics conference, and the Company’s expectation to report its first quarter 2008 financial results on April 30, 2008, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties associated with the Company’s operating performance, demand for and market acceptance of the Company’s products, services, and technologies, new technology and product development and commercialization particularly for new technologies such as molecular diagnostics, and particularly noninvasive prenatal diagnostics, reliance upon the collaborative efforts of other parties, research and development progress, competition, government regulation, obtaining or maintaining regulatory approvals, and other risks detailed from time to time in the Company’s SEC (U.S. Securities and Exchange Commission) filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and other documents subsequently filed with or furnished to the SEC. These forward-looking statements are based on current information that may change and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.